Exhibit 10.03


                      CONFIDENTIAL AGREEMENT AND RELEASE


         In consideration of their mutual promises set forth in this Confidential Agreement and Release ("Agreement and Release"), Edward J. Meyer and Equitable Resources, Inc. ("ERI"), intending to be legally bound, hereby agree as follows:

         1. The employment of Edward J. Meyer as Senior Vice President of Marketing & Business Development has been terminated effective February 15, 1998 ("Termination Date") as a result of the elimination of his position. It is mutually agreed that the certain Employment Agreement dated as of January 16, 1997 between Mr. Meyer and ERI ("Employment Agreement") is hereby terminated as of February 15, 1998, and ERI and Mr. Meyer shall have no further obligations to each other thereunder, it being understood and agreed that, except as expressly provided herein, the relationship between ERI and Mr. Meyer shall be governed only by the terms of this Agreement and Release.

         2. Mr. Meyer will continue to comply with his obligations of Non Competition and Confidentiality as set forth in the Employment Agreement, which provisions are incorporated herein by reference, for a one-year period after the Termination Date. Mr. Meyer shall not, without the written consent of ERI, for a period of one year after the Termination Date, directly or indirectly, for the benefit of an employer or others, employ, attempt to employ, solicit for employment, or in any other way, assist in employment or hire as an employee, agent, consultant, contractor, or otherwise, any employee of ERI or any affiliate nor solicit or induce any such employee to leave ERI or any affiliate for any reason whatsoever. Mr. Meyer shall not act in any capacity, directly or indirectly, to provide information or services to any third party for the purposes of effecting a business combination or acquiring control of ERI without ERI's prior written consent.

         3. All stock grants or options granted to Mr. Meyer under any ERI plan, whether vested or unvested, have been forfeited and are of no further force or effect.

         4. Conditioned upon Mr. Meyer's compliance with the terms of this Agreement and Release, ERI shall pay Mr. Meyer (i) the sum of $314,298 in a lump sum, minus any required withholding taxes by February 15, 1998 or the tenth
(10th) day following execution hereof, whichever is later. The payment is comprised of the following components:

         Employment Agreement              $220,500

         Executive Retention Program       $ 59,874 (only included in the lump
                                                     sum on condition that the
                                                     First Stock Award is
                                                     forfeited pursuant to
                                                     Paragraph 3)

         Severance Program Benefit          $ 16,962

         1998 Unused Vacation               $ 16,962

In addition, Mr. Meyer will be provided six (6) months of outplacement assistance. Mr. Meyer has chosen the organization and the Company has negotiated the appropriate level of service in accordance with the employee's specific needs. No other payments will be forthcoming.

         5. Mr. Meyer shall be entitled to receive all benefits accrued prior to February 15, 1998 under the ERI's Employee Savings Plan, including vesting of the Company match for that period in accordance with the provisions of the Plan. Mr. Meyer is not eligible to participate in any of ERI's benefit plans, including the above-referenced plans, after February 15, 1998, other than as provided under COBRA.

         6. Mr. Meyer irrevocably and unconditionally remises, releases and forever discharges ERI and all of its affiliates, related companies, subsidiaries, predecessors, past, present and future officers, directors, agents, employees and shareholders, as well as the heirs, successors or assigns of any of such persons or such entities (severally and collectively called "Releasees"), jointly and individually, from any and all claims, demands, issues, or causes of action arising out of, or in any way related to, Mr. Meyer's employment with Releasees or his separation from employment with Releasees, whether asserted by him or on his behalf by any person or entity. This release includes, but is not limited to, claims for back pay, front pay, compensatory damages, liquidated damages, punitive damages, fringe benefits, reinstatement, attorneys' fees, interest, costs, and/or other remedies or relief of any sort whatsoever under any possible legal, equitable, tort, contract, or statutory theory, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Pennsylvania Human Relations Act, the Americans With Disabilities Act, and other federal, state, and local statutes, ordinances, executive orders or regulations prohibiting discrimination in employment, under the above referenced Employment Agreement or any other asserted obligation of employment, under theories of unjust dismissal or wrongful discharge, under theories of breach of contract or under theories based on any intentional or negligent tort which Mr. Meyer has or may have, whether now known or unknown and of whatever kind or nature against Releasees, which arise on or before the date of execution hereof. It is understood and agreed that this paragraph 6 does not include a discharge by Mr. Meyer of any of the payments or other benefits which are to be provided to Mr. Meyer pursuant to the terms and conditions of this Agreement and Release.

         7. Mr. Meyer agrees that if he makes any claim against ERI relating to his employment by ERI or his separation from employment and such claim is held not to be barred by the release contained in Paragraph 6 or if Mr. Meyer breaches any of the covenants contained herein, then Mr. Meyer agrees to pay to ERI upon demand a sum equal to the amount of payments paid to him or on his behalf pursuant to Paragraph 4 hereof plus interest at the legal rate. Mr. Meyer hereby agrees that before asserting any claim against ERI relating to his employment or his separation from employment in any local, state or federal tribunal or court, Mr. Meyer will tender to ERI all amounts previously paid to him hereunder. This provision will not limit Mr. Meyer's liability if ERI's actual damages exceed the amount received by him under this Agreement and Release. The non-competition, non-disclosure and non-solicitation obligations contained herein shall be extended by the length of time during which Mr. Meyer shall have been in breach of any said provisions.

         8. By entering into this Agreement and Release, ERI in no way thereby admits that it or any other Releasee has treated Mr. Meyer unlawfully or wrongfully in any way. Neither this Agreement and Release nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as evidence of an admission by ERI or any other Releasee of any violation of or failure to comply with any agreement, obligation, or federal, state, or local law, ordinance, agreement, rule, regulation or order. It is understood and agreed however, that this Agreement and Release and its implementation by either party shall be admissible as evidence in any future arbitration, court or other proceeding alleging a breach of the terms and conditions of this Agreement and Release by either party.

         9. Mr. Meyer and his attorney and ERI and its attorneys shall keep the terms and existence of this Agreement and Release strictly confidential, and they promise not to reveal any such terms and existence to any person or entity other than to governmental taxing authorities or to their tax or financial consultants or as otherwise may be necessary to discharge their obligations hereunder or legal obligations so long as done under strict confidentiality or prior notice is given if confidential protection is not feasible under the circumstances.

         10. Mr. Meyer shall, in the event that ERI becomes subject to or involved in any claim or legal action relating to events which occurred during his employment, cooperate to the fullest extent possible in the preparation, prosecution, or defense of ERI's case, including, but not limited to, the execution of affidavits or documents or providing information requested by ERI; out-of-pocket expenses related to such assistance will be provided at ERI's expense, subject to ERI's prior approval.

         11. Mr. Meyer acknowledges that he has been given the opportunity to consider this Agreement and Release for at least twenty-one (21) days, which is a reasonable period of time, and that he has been advised to consult with an attorney in relation thereto prior to executing it. Mr. Meyer further acknowledges that he has had a full and fair opportunity to consult with an attorney, that he has carefully read and fully understands all of the provisions of this Agreement and Release, that he has discussed it with his attorney, and that he is voluntarily executing and entering into this Agreement and Release, intending to be legally bound hereby.

         12. For the period of seven (7) days following the execution of this Agreement and Release, Mr. Meyer may revoke it by delivery of a written notice revoking same within that seven-day period to the office of Gregory R. Spencer, Senior Vice President and Chief Administrative Officer, Executive Department, 420 Boulevard of the Allies, Pittsburgh, PA 15219. This Agreement and Release shall not become effective or enforceable until the seven-day revocation period has expired.

         13. The terms and conditions of this Agreement and Release, including any terms incorporated by reference, constitute the full and complete understanding, agreement and arrangement of the parties and there are no agreements, covenants, promises or arrangements other than those set forth herein. Any subsequent alteration in or variance from any term or condition of this Agreement and Release shall be effective only if agreed to in writing by the parties.

         14. This Agreement and Release shall be governed by and construed in accordance with the statutory and decisional law of the Commonwealth of Pennsylvania, without regard to conflicts of law principles. Without limiting the remedies available, Mr. Meyer acknowledges that, because of the potential for immediate and irreparable harm to ERI, damages at law may be an insufficient remedy in the event that Mr. Meyer violates certain terms of this Agreement and Release and that ERI shall be entitled to seek injunctive or other equitable relief in any court of competent jurisdiction to restrain the alleged breach or threatened alleged breach of, or otherwise to specifically enforce, such terms. Except for any such injunctive or equitable relief, all claims, disputes, or causes of action arising between the parties under this Agreement and Release shall be resolved by a strictly confidential arbitration in Pittsburgh, Pennsylvania, under the commercial arbitration rules of the American Arbitration Association before a single arbitrator qualified by education and experience to be mutually agreed upon the parties within ten (10) days of either party's notice to refer a matter to arbitration. Should the parties fail to so agree upon a single arbitrator, then each party shall name an arbitrator within the succeeding ten (10) days, and the two appointed arbitrators shall within the succeeding ten (10) days select a third arbitrator to be Chairman of the arbitration panel. If the two appointed arbitrators fail to so agree upon a Chairman of the arbitration panel within the ten (10) day period, either or both parties shall then have the right to request that the American Arbitration Association appoint a third arbitrator to be Chairman of the arbitration panel in accordance with the rules of the Association. The decision in such arbitration shall be rendered within forty-five (45) days of appointment of the arbitrator(s) and shall be final and binding upon the parties. Judgment may be entered thereon in any court having jurisdiction. Mr. Meyer hereby submits to the exclusive jurisdiction of and venue in any federal or state court sitting in Pittsburgh, Pennsylvania. In any proceeding to enforce this Agreement and Release or recover damages for a breach thereof, the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

         15. ERI agrees to reflect in its official files and provide reference information in response to inquiries regarding Mr. Meyer's separation from employment to indicate only that he voluntarily elected to resign from ERI. Mr. Meyer should inform prospective employers that Gregory R. Spencer, Senior Vice President and Chief Administrative Officer, is designated as the person to whom such inquiries should be directed.

         16. In the event Mr. Meyer is requested by any third party to make any statement or otherwise provide information regarding ERI or its management for any reason, Mr. Meyer agrees to first consult with and obtain the consent of ERI's General Counsel, except to the extent disclosure is legally compelled, in which case reasonable advance notice to said officer will be provided. Subject to the restrictions contained herein, Mr. Meyer may, without the consent of ERI's General Counsel, confirm to any third party his employment history with ERI. Statements or comments may be made by either party in connection with any arbitration or judicial proceeding hereunder which such party believes necessary or relevant to defend or prove a claim that a party has failed to comply with its obligations hereunder.

         17. In the event either party believes that the other party has failed to comply with its obligations hereunder, notice thereof shall be immediately given to such other party, stating with particularity the alleged noncompliance. The other party shall promptly respond and take any and all corrective action to cure the alleged noncompliance. A negative response or a failure to respond in writing by the other party within ten (10) days of receiving a notice of alleged noncompliance will entitle the notifying party to exercise those rights and remedies provided to him under this Agreement and Release.

         18. All notices hereunder shall be in writing and delivered personally or by certified mail with return receipt requested, registered mail, fax, or courier service to the following addressees of the parties or to such other address as they may by written notice designate; provided no such notice other than certified mail shall be effective as to a party unless actual receipt by him is confirmed:

         Equitable Resources, Inc.              Mr. Edward J. Meyer
         420 Boulevard of the Allies            502 Glenview Road
         Pittsburgh, PA 15219                   Bryn Mawr, PA  19010
         Attn: Corporate Secretary


         19. ERI may assign this Agreement and Release and its rights and obligations (particularly the confidentiality, non-competition and non-solicitation provisions hereof) to any person, corporation or other entity in connection with any merger, sale of assets, recapitalization, or other transaction to which ERI is a party, and after any such assignment, such person, corporation or other entity shall be deemed to be ERI hereunder for all purposes. Mr. Meyer's obligations under this Agreement and Release shall be binding upon his heirs, executors and administrators, and the provisions hereof shall inure to the benefit of and be binding on the successors and assigns of ERI.

         IN WITNESS WHEREOF, the aforesaid parties, intending to be legally bound hereby, have caused this Agreement and Release to be executed as of this 5th day of February, 1998.

EQUITABLE RESOURCES, INC.


By     /s/ Gregory R. Spencer                /s/ Edward J. Meyer
   ---------------------------------    -------------------------------
           Gregory R. Spencer                    Edward J. Meyer
           Senior V.P. & CAO



                                        Sworn to and subscribed before me this

                                        5th day of February, 1998.


                                            /s/ Gaynell A. Sheperd
                                        ----------------------------------
                                        NOTARY PUBLIC